SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into effective as of September 16, 2011 (the “Effective Date”), by and between Computer Sciences Corporation, a Nevada corporation (the “Company”) and Russell H. Owen (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is employed as the President, Managed Services Sector, of the Company and serves on the Leadership Council; and

WHEREAS, the Company and the Executive mutually desire to arrange for the Executive’s separation from employment with the Company and all Company affiliates through early retirement; and

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term.  Executive shall be employed by the Company until June 22, 2012.  During the Transition Period (as defined below), Executive shall not be terminated by the Company or any successor except for Cause (as defined below).  Effective as of June 22, 2012 (the “Separation Date”), the Executive will terminate his employment with the Company on account of early retirement, will no longer be an employee of the Company and will terminate from all positions he holds with or at the direction of the Company, whether as an officer, director, manager, committee member or otherwise.

2. Transition Period.  Starting on the Effective Date and ending on the Separation Date (the “Transition Period”), except as otherwise provided in this Section 2, the Executive shall serve as President, Strategic Account Development, shall report to the Chief Executive Officer of the Company and shall no longer serve on the Leadership Council.

(a) Duties and Responsibilities.  During the Transition Period, until such time that the Executive’s employment with the Company is terminated, the Executive’s duties and responsibilities shall be consistent with the positions and authorities associated with the Executive’s reassigned role and the Executive’s role shall involve duties commensurate with his background and experience.  The Executive shall undertake to perform the Executive’s duties and responsibilities for the Company in good faith, on a full-time basis and to the best of his abilities.  The Executive acknowledges that this change of duties and responsibilities shall not entitle the Executive to receive any benefits under any other agreement between the Executive and the Company or its affiliates.

(b) Compensation and Other Benefits Generally.  During the Transition Period, the Executive’s annual base salary shall be $583,000, and the Executive’s benefits and perquisites shall be the same as those he and his eligible dependents were receiving immediately prior to the Effective Date, except as otherwise provided herein.  The Executive’s compensation shall be payable pursuant to the Company’s normal payroll practices for its executives, and shall be subject to withholding for federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling, all as consistent with current practices.

(c) Employee Benefit Plans and Vacation.  During the Transition Period, except as otherwise provided in this Section 2, the Executive shall be eligible to continue to participate in the employee benefit plans, programs and policies maintained by the Company to which the Executive was eligible immediately prior to the Effective Date.  The Executive shall continue to accrue vacation in accordance with the vacation policies of the Company, and the Executive shall also be entitled to use his accrued vacation time during the Transition Period.

(d) Equity Awards.  During the Transition Period, the Executive shall continue to vest in his previously granted equity awards from the Company (the “Equity Awards”) in accordance with their terms.  To the extent that stock options are exercised during the Transition Period by the Executive, he shall be entitled to use a net settlement procedure whereby an option is surrendered and there is delivered to the Executive shares of Company common stock having a value equal to the intrinsic value of the option on the date of exercise less the appropriate number of shares necessary to satisfy the Company’s withholding tax obligations associated with such exercise.  To the extent restricted stock units are settled during the Transition Period, the Company shall withhold shares of Company common stock to satisfy the Company’s withholding tax obligations associated with such settlement.  This Agreement otherwise shall have no effect on the terms and conditions of the Equity Awards.  As of the Effective Date, the Executive shall not be awarded any new grants of equity from the Company.

(e) Annual Cash (Incentive) Bonus.  Notwithstanding any prior communication to the Executive from the Company, Executive agrees and acknowledges that he shall not be eligible for and shall not receive any payment under the Annual Management Incentive Plan in respect of fiscal year 2012, and he shall not be eligible to receive any other bonus payment of any type whatsoever.

(f) No Additional Severance.  Except as otherwise stated herein, the Executive shall not be entitled to any severance benefits upon his termination of employment with the Company on the Separation Date.

(g) Death; Disability.  If the Executive’s employment with the Company terminates during the Transition Period due to death or disability, the terms of the applicable plans, programs and agreements of the Company shall govern such termination.

(h) Tax Equalization.  During the Transition Period, and for the tax years impacted by that period, the Executive shall continue to be covered by tax equalization practices consistent with those applicable to the Executive during the one-year period immediately prior to the Effective Date.

3. Compensation and Other Entitlements.  In consideration for the Executive’s execution of this Agreement and continuing to work until the Separation Date, including the provisions in Section 4 of this Agreement, and subject to the execution of the Waiver and Release attached hereto as Attachment A (the “Waiver”), without revocation (as described in Section 3(c) below), the Company and the Executive agree as follows:

(a) Accrued Obligations.  The Company shall pay to the Executive his base salary earned, but unpaid, and earned but unused vacation days and any unreimbursed business expenses, as of the Separation Date (“Accrued Obligations”), in accordance with its normal payroll practice, but in no event later than 30 days following the Separation Date.

(b) SERP Benefits.  The Executive shall be entitled to early retirement benefits under the Computer Sciences Corporation Supplemental Executive Retirement Plan No. 2 (the “SERP”), with such benefits payable in accordance with the terms of the SERP.

(c) Waiver.  Notwithstanding the foregoing, the Executive’s entitlement to the payment and benefits described in this Section 3, other than the Accrued Obligations provided in Section 3(a) (solely for purposes of this Section 3(c), the “Excluded Payments”), are subject to, and contingent upon the Executive’s binding execution, without revocation during the seven-day revocation period following execution, of the Waiver within 30 days of the Separation Date (but not before the Separation Date).  The parties hereto acknowledge that the consideration to be provided under this Section 3 includes, in part, consideration for the Waiver.  The Company’s obligation to make any payments otherwise due under this Section 3, other than the Excluded Payments, shall cease in the event the Executive fails to execute the Waiver within the time period set forth herein, and thus the Executive shall not be entitled to any of the payments and entitlements provided in this Section 3 other than the Excluded Payments.  No payments shall be made until the expiration of the seven-day revocation period following the Executive’s execution of the Waiver (the “Waiver Effective Date”).

(d) Other Benefits.  Nothing herein shall be deemed to affect the Executive’s rights to any accrued and/or vested benefits as of the Separation Date, including, without limitation, pursuant to the Company’s 401(k) plan, in accordance with the terms and conditions of the applicable agreements, plans and programs for such benefits.

(e) Early Termination.  If the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive for any reason, the Executive’s entitlement to benefits under the SERP shall be governed by the terms and conditions of the SERP.  Notwithstanding the foregoing, if the Executive’s termination entitles him to benefits under the Severance Plan for Senior Management and Key Employees, as amended and restated effective October 28, 2007 (the “Severance Plan”), the Executive shall be eligible to receive all benefits and rights to which he is entitled under the Severance Plan.

For purposes of this Agreement, “Cause” shall mean: (i) fraud, misappropriation, embezzlement or any act of material misconduct against the Company, any of its affiliates, or shareholders; (ii) conviction of a felony involving a crime of moral turpitude; (iii) willful or knowing violation of the CSC Code of Ethics and Standards of Conduct, or any rules or regulations of any governmental or regulatory body material to the business of the Company; (iv) substantial and willful failure to render services in accordance with the terms of this Agreement (other than as a result of illness, accident or other physical or mental incapacity); or (v)  failure or unwillingness to cooperate in any internal investigation;   provided that with respect to clauses (iv) and (v), Cause shall not exist unless (A) the Company delivers a written statement to the Executive at least 15 days prior to termination identifying the grounds for terminating the Executive for Cause and (В) the Executive has thereafter failed to remedy such grounds within 15 days of receiving the written statement.  Nothing in this Agreement prohibits the Company from suspending Executive for any act of misconduct, provided, however, that in the event of any such suspension, Executive will continue to be treated as an employee for purposes of salary and other entitlements as described in Sections 2 and 3 of this Agreement.

(f) COBRA.  Following the Separation Date, the Executive is entitled to elect COBRA coverage under the Company’s group health plan continuation coverage for himself and his covered dependents, subject to Executive’s payment of the full COBRA cost and without any reimbursement by the Company of any portion of that cost.

(g) U.K. Taxes.  The Company will continue to pay for Executive’s U.K. tax preparation services consistent with the Company’s existing policy regarding long-term international assignments, as that policy may be amended from time to time.

4. Restrictive Covenants.

(a) The Executive agrees and acknowledges that he remains subject to any and all confidentiality, non-solicitation, non-competition or other similar restrictive covenants he has previously entered into with the Company, to the extent permitted by law.

(b) Nondisparagement.  The Executive, acting alone or in concert with others, agrees that from and after the Separation Date he will not (i) publicly criticize or disparage the Company, or privately criticize or disparage the Company in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company in any community in which the Company is engaged in business; or (ii) commit damage to the property of the Company or otherwise engage in any willful misconduct which is injurious to the business or reputation of the Company; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of any information by the Executive, in whatever form, to (1) any person acting on behalf of the Company or any Member(s) of its Board of Directors in connection with any internal investigation or review, (2) any state or federal law enforcement or regulatory authority; or (3) any other person if required by subpoena or other process of law related to the Company.  If the Executive responds or communicates with any party or entity described in clause (3), the Executive shall notify the Company of such response or communication.  In connection with the Executive’s change of status pursuant to this Agreement, the Company will issue a press release substantially in the form attached hereto as Attachment B.

(c) Enforcement.  The Executive hereby agrees that a violation of the provisions of this Section 4 by the Executive would cause irreparable injury to the Company, for which it would have no adequate remedy at law.  Any controversy or claim arising out of or relating to the provisions of this Section 4, or any alleged breach of Section 4, shall be settled by binding arbitration in accordance with Section 9.  Notwithstanding the foregoing, however, the Company specifically retains the right before, during or after the pendency of any arbitration to seek injunctive relief from a court having jurisdiction for any actual or threatened breach of this Section 4 without necessity of complying with any requirement as to the posting of a bond or other security (it being understood that the Executive hereby waives any such requirement).  Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, and the institution and maintenance of an action or judicial proceeding for, or pursuit of, such injunctive relief shall not constitute a waiver of the right of the Company to submit the dispute to arbitration.

(d) Interpretation.  If any provision of this Section 4 is found by a court of competent jurisdiction to be unreasonably broad, oppressive or unenforceable, such court (i) shall narrow the scope of this Agreement in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such Agreement as though reformed.

5. Return of Property.  On or immediately following the Separation Date, the Executive shall promptly return all Property (as hereinafter defined) which had been entrusted or made available to the Executive by the Company.  The term “Property” shall mean all records, files, memoranda, reports, keys, codes, computer hardware and software, documents, videotapes, written presentations, brochures, drawings, notes, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions and all other writings or materials of any type and other property of any kind or description (whether in electronic or other form) prepared, used or possessed by the Executive during his employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by the Executive individually or with others during his employment, which relate to the Company’s business, products or services.

6. Post-Separation Date Assistance.  Following the Separation Date, the Executive agrees that he will reasonably and appropriately respond to all reasonable inquiries from the Company relating to any current or future investigation, regulatory action, or litigation (including but not limited to any internal investigations), and shall make himself reasonably available to confer with the Company and/or its counsel and otherwise provide information or testimony as the Company and/or its counsel may deem necessary in connection with such investigation, regulatory action, or litigation.  Such assistance shall be provided by the Executive without remuneration, but the Company shall pay or reimburse the Executive for reasonable expenses actually incurred or paid by the Executive in complying with this Section 6 upon the presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive.  The Company, in calling on the Executive to provide the assistance and services described in this Section 6, shall have due regard to the Executive’s other personal and business commitments.

7. Assignment.  The Company may assign this Agreement or any of its rights and obligations under this Agreement to any affiliate of the Company.  The Executive may not assign this Agreement or any of his rights and obligations under this Agreement without the prior written consent of the Company.  Subject to the foregoing, this Agreement shall be binding on the Company and the Executive and their respective successors and assigns.

8. No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

9. Arbitration.  In the event of any dispute between the parties concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to any termination of the Executive’s employment (including any claims involving any officers, managers, directors, employees, shareholders or agents of the Company) excepting only any rights the parties may have to seek injunctive relief, the dispute shall, to the maximum extent permitted by applicable law, be resolved by final and binding arbitration administered by JAMS/Endispute in Falls Church, Virginia in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes.  In the event of an arbitration proceeding, the parties shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators.  In the event the parties cannot agree on an arbitrator, the Administrator of JAMS/Endispute shall appoint an arbitrator.  Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as may be compelled by court order.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration and all proceedings.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the Commonwealth of Virginia or Federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrator shall render an award and a written, reasoned opinion in support thereof.  Judgment upon the award may be entered in any court having jurisdiction thereof.  The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.  All fees and expenses of the arbitration, including a transcript if requested, will be borne by the Company.  The Company will also pay the reasonable legal fees that the Executive incurs in seeking to obtain the compensation and benefits to which the Executive is entitled under this Agreement.  Notwithstanding the foregoing provisions of this Section 9, the Executive and the Company agree that the Company may seek and obtain otherwise available injunctive relief in court for any violation of Section 4 that cannot adequately be remedied at law or in arbitration.

10. Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Computer Sciences Corporation
3170 Fairview Park Drive
Falls Church, Virginia 22042

Attention:  General Counsel

To the Executive:

Mr. Russell H. Owen
9501 Atwood Road
Vienna, VA 22182

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery or by overnight delivery service, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth (5th) day after the day on which such notice is mailed.

11. No Mitigation/No Offset.  The Executive shall be under no duty to mitigate damages by seeking other employment and there shall be no offset or recoupment with respect to any payments or benefits provided to the Executive under this Agreement on account of any remuneration received by the Executive from any subsequent employment.

12. Tax Withholding.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

13. Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

14. Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

15. Titles.  The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

16. Governing Law.  This Agreement will be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

17. Venue.  Except as provided in Section 9, any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Eastern District of Virginia, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Falls Church, Virginia.  Each of the Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.

18. Section 409A.  Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Code and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”), and the provisions of this Agreement will be administered, interpreted and construed accordingly.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Notwithstanding any provision of this Agreement to the contrary, the Company and the Executive agree that any benefit or benefits under this Agreement that the Company determines are subject to the suspension period under Section 409A(a)(2)(B) of the Code shall not be paid or commence until the first business day next following the earlier of (i) the date that is six (6) months and one day following the date of the Executive’s termination of employment, (ii) the date of the Executive’s death or (iii) such earlier date as complies with the requirements of Section 409A.

Notwithstanding any other provision of this Agreement to the contrary, no payments that are subject to Section 409A which by their terms are payable upon termination of employment shall be made and no benefits that are subject to Section 409A which by their terms are to be provided upon termination of employment shall be provided under this Agreement as a result of Executive’s termination of employment unless Executive has a “separation from service” within the meaning of Section 409A in connection with such termination of employment.

19. Entire Agreement.  Each party acknowledges that this Agreement is the complete and exclusive statement of the agreement between the parties regarding the subject matter herein and supersedes any other oral or written agreements between the parties.  This Agreement may not be modified or altered except by a written instrument duly executed by both parties.  Notwithstanding the foregoing, this Agreement does not supersede or otherwise diminish any rights to indemnification and advancement of costs to which Executive is entitled under the Articles of Incorporation, the By-Laws, the Executive’s engagement letter with King & Spalding dated August 4, 2011, or any other basis in law or agreement for advancement or indemnification of Executive’s legal fees, judgments, settlement payments or damage awards or other amounts to which Executive is entitled, including, but not limited to, Executive’s rights under the Indemnification Agreement, dated as of August 9, 2010, between the Company and Executive.  The Severance Plan shall remain in full force and effect in accordance with its terms.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, on the dates specified below.

COMPUTER SCIENCES CORPORATION

By:/s/ William L. Deckelman, Jr.
Name: William L. Deckelman, Jr.
Title: Vice President and General Counsel
Date: September 16, 2011

EXECUTIVE

/s/ Russell H. Owen
Russell H. Owen
Date: September 15, 2011

Attachment A

WAIVER AND RELEASE

In exchange for the consideration offered under the Separation Agreement between me and Computer Sciences Corporation (the “Company”), dated effective _______________ (the “Agreement”), I hereby waive all of my claims and release the Company, any affiliate, subsidiary or venture of the Company, including, but not limited to, any of their respective officers, directors, employees, partners, investors, counsel or agents, their benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages.

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release.  I understand that I have until 21 calendar days after my Separation Date (as defined in the Agreement) to consider whether to sign and return this Waiver and Release to the Company by first-class mail or by hand delivery in order for it to be effective.

In exchange for the consideration offered to me by the Agreement, which I acknowledge provides consideration to which I would not otherwise be entitled, I agree not to sue or file any charges of discrimination, or any other action or proceeding with any local, state and/or federal agency or court regarding or relating in any way to the Company, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Corporate Group, except with respect to rights under the Agreement, rights under employee benefit plans or programs other than those specifically addressed in the Agreement, and such rights or claims as may arise after the date this Waiver and Release is executed.  This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.  Further, I expressly represent that no promise or agreement which is not expressed in the Agreement or this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.  I acknowledge and agree that the Company will withhold any taxes required by law from the amount payable to me under the Agreement and that such amount shall be reduced by any monies owed by me to the Company.

This Waiver and Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims.  Excluded from this Waiver and Release are any claims which by law cannot be waived in a private agreement between an employer and employee, including but not limited to claims under the Fair Labor Standards Act and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency.  I waive, however, the right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

Notwithstanding the foregoing, (a) this Waiver and Release does not supersede or otherwise diminish any rights to indemnification and advancement of costs to which I am entitled under the Articles of Incorporation, the By-Laws, my engagement letter with King & Spalding dated August 4, 2011, or any other basis in law or agreement for advancement or indemnification of my legal fees, judgments, settlement payments or damage awards or other amounts to which I am entitled, including, but not limited to, my rights under the Indemnification Agreement, dated as of August 9, 2010, between the Company and me and (b) I do not release and expressly retain the right to any unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan, tax-qualified plan or other Benefit Plans.  For the avoidance of doubt, the term “Benefit Plans” includes the Computer Sciences Corporation Excess Plan, the Computer Sciences Corporation Supplemental Executive Retirement Plan No. 2 and any outstanding equity awards under an equity incentive plan.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

I acknowledge that this Waiver and Release and the Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.

I understand that for a period of seven calendar days following my signing this Waiver and Release (the “Waiver Revocation Period”), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Agreement, in which case the Waiver and Release will not become effective.  In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under the Agreement to which I would not otherwise have been entitled.  I understand that failure to revoke my acceptance of the offer within the Waiver Revocation Period will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions, have it explained to me and had the opportunity to seek independent legal advice with respect to the matters addressed in this Waiver and Release and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release.

By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.

AGREED TO AND ACCEPTED this

______ day of _______________, 201__

______________________________

RUSSELL H. OWEN

Attachment B

PRESS RELEASE

Contact	Joel Shadle	PRESS RELEASE:
	CSC Corporate Media Relations	FOR BUSINESSWIRE
	703-645-2660	SEPTEMBER 16, 2011
jshadle@csc.com

Bryan Brady
Vice President, Investor Relations
CSC Corporate
703-641-3000
investorrelations@csc.com

CSC ANNOUNCES LEADERSHIP CHANGE
IN MANAGED SERVICES BUSINESS UNIT

FALLS CHURCH, Va., Sept. 16 – CSC (NYSE: CSC) today announced that Russ Owen, who has led the company’s Managed Services Sector (MSS), will step down as president of MSS and assume the role of president, strategic account development, reporting to Michael W. Laphen, CSC chairman, president and CEO, effective immediately.

Peter Allen, who currently leads CSC’s Global Sales and Marketing, will assume the role of acting president of MSS. Allen will continue to lead the company’s Global Sales and Marketing function.

“Peter brings extensive knowledge across the full spectrum of IT services, as well as a strong operational track record,” said Laphen. “His intimate understanding of CSC’s clients and the IT marketplace is a valuable asset as the company brings greater innovation and competitive advantage to our clients while driving growth and profitability for CSC.”

Allen rejoined CSC as president of strategy and business development for MSS in September 2009, after serving as partner and managing director for TPI, the leading global sourcing advisory firm, and as chairman/CEO of Data Dimensions. Allen’s tenure at TPI centered on his role as chief marketing officer, serving as a prominent industry thought leader. He directed the TPI Index, the leading indicator of trends and developments occurring in the global sourcing industry, monitored quarterly by global equity analysts, media and industry observers. Allen holds a Bachelor of Science degree in computer science from the University of Maryland.

About CSC
CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 93,000 employees and reported revenue of $16.2 billion for the 12 months ended July 1, 2011. For more information, visit the company's website at www.csc.com.